Exhibit 10.1

LICENSE AGREEMENT

This Agreement is effective as of March 19, 2013 between King Media, Inc., a New Jersey corporation (“Licensor”) and Medifirst Solutions, Inc., a Nevada corporation (“Licensee”).

Recitals

WHEREAS,   Licensor is the  creator of  “Successful Child Magazine”  and the holder of  all tradenames, trademarks and other intellectual property  associated with said magazine  as described in the attached   Exhibit A   (“Property”).

WHEREAS, Licensee desires to receive and Licensor desires to grant an exclusive worldwide license for the Property pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, Licensor and Licensor agree as follows:

1.           Definitions

“Licensed Product (s)” shall mean the Property and all products derived from the commercial exploitation of the Property, as set forth in the attached Exhibit A which is incorporated herein by this reference.

“Net Profits” shall mean gross revenues derived from the Licensed Products less all general operating expenses, including employee salaries, production and manufacturing costs and advertising costs consistent with Generally Accepted Accounting Principles.

2.           License Grant/ Term

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a world-wide exclusive license, with right to sublicense, to make, sell, use and have made the Licensed Products for a term (“Term”) of  forty-eight (48) months from the effective date of this Agreement.  The Term of this Agreement shall automatically renew for additional terms of forty-eight (48) months unless this Agreement is terminated pursuant to Section 9.

3.           Sublicenses

Each sublicense granted hereunder by Licensor shall provide for royalty payments at rates not less than the royalty payments set forth in Section 4 of this Agreement and shall require the maintenance of records and reports as provided in Section 5 of this Agreement and shall contain substantially all the other terms and conditions of this Agreement insofar as they may be applicable to such sublicense. Licensee agrees to use its best efforts to sublicense responsible third parties under terms that are reasonable under the circumstances.

4.           Royalties

Licensee shall pay Licensor a royalty based on the Net Profits derived from the Licensed Products sold by License, its distributors, sublicenses and affiliates as follows:

Period Covered	Amount

First 12 months	Three Percent (3%) of Net Profits
Second 12 months	Five Percent (5%) Net Profits plus a $500 License Fee
Third 12 months	Seven Percent (7%) of Net Profits plus a $1,000 License Fee
Fourth 12 months	Ten Percent (10%) of Net Profits plus a $1,500 License Fee

6.           Reports and Accounting

Licensee shall keep accurate and full books of account and records through the term of this Agreement, showing the amount of Licensed Products sold and shall forward to Licensor statements reporting such account and records and pay accrued royalties annually on or before thirty (30) days following the end of each calendar year for the Licensed Products sold during the preceding calendar year.  Each payment of royalties shall be accompanied by a written report signed by the person who prepared the report and by an officer of Licensee showing the computation of royalties. Written reports shall be submitted to Licensor regardless of whether royalties are owned. Licensor shall have the right to audit he accounts and records of Licensee or employ an independent auditing firm reasonably acceptable to Licensor for the sole purpose of verifying the royalty payments due. Such audit shall take place no more than once a  calendar year and shall be limited to verification of the royalties due and the auditing firm shall disclose to Licensor only whether Licensee’s reports and payments are accurate or not, and if not accurate, shall specify the inaccuracies therein.

7.           Diligence

Licensee represents to Licensor, as an inducement for the grant of the license hereunder, that Licensee is committed to the development, production, manufacture, marketing and sale of the Licensed Products and will commit itself to a vigorous and diligent program of exploiting the Licensed Products.  Licensee shall use its best efforts to effect commercial sales of the Licensed Products as soon as practicable and to maximize sales, consistent with sound and reasonable business practices.

8.           Infringement

Upon learning of any infringement by any third party of any tradenames trademarks or any other intellectual property rights of Licensor under this Agreement, Licensee shall promptly notify Licensor in writing of such infringement, giving details of the infringement. Licensor and Licensee both shall have the option to either alone or jointly to take such action as may be required to terminate any infringement. In the case of a mutual agreement on the institution of an infringement action or suit, Licensor and Licensee shall each bear one-half (1/2) of all expenses unless one party declines to participate financially in the prosecution of the infringement action or suit, in which case the party declining to participate shall be excluded from bearing part of such expenses. In the case of a mutual agreement on the institution of an infringement action or suit, Licensor and Licensee shall each be entitled to one-half (1/2) of all damages and penalties recovered that remain after first reimbursing Licensor and then Licensee for any amounts expended by them in prosecuting such infringement action or suit. If either Licensor or Licensee declines to participate financially in the prosecution of such infringement action or suit, the declining party shall be excluded from any share of the damages and penalties recovered. To the best of Licensor’s knowledge, as of the date of this Agreement, there are no circumstances that would render Licensee liable to a third party for infringement as a consequence of Licensee’s manufacture, use or sale of the Licensed Products.

9.           Termination

This Agreement and the license granted by it shall terminate upon ninety (90) days written notice by either party that the other party has committed a material breach of this Agreement, specifying such breach and such breach is not cured within the ninety (90) days. Following any termination of this Agreement, Licensee shall be entitled to a license limited to the Licensed Products then on hand and may pay the same royalties with respect to such Licensed Products as that which would have been due of this Agreement had remained in effect, but no such royalties shall be payable after termination. All payments properly made and all royalties earned prior to termination shall belong to Licensor. After termination, the Property and the Licensed Products shall revert to Licensor.

10.           Transfer of Rights and Obligations

This Agreement is not be assignable by either party without the prior written consent of the other party, except to the successor or assignee of all or substantially all of the assignor’s business to which this Agreement related. This Agreement will be binding upon and inure to the benefit of each of the parties and to their respective successors and assigns.

11.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of New Jersey for a transactions occurring within the state, without consideration of the conflicts of law provisions thereunder.

12.           Notices

All notices, demands, payments, reports or other communications provided for in this Agreement shall deemed to have been given, made or sent when made in writing and delivered to one or more of the addresses as follows:

To Licensor:                                         King Media, Inc.
50 Oxford Road
Manalapan, NJ 07726
Email: debra@kingmediacorp.com

To Licensee:                                        Medifirst Solutions, Inc.
4400 North Federal Highway, Suite 54
Boca Raton, FL 33431
Email: bruce@medfirstsolutions.com

Any notices or communications given in conformity with this Section 12 shall be deemed effective when received by the addressee, if delivered by hand or upon transmission, if delivered by email and five (5) days after mailing, if mailed. The address to which any notice, demand, payment, report or other communication may be given, made or sent to any party may be changed upon written notice given by such party as provided in this Section 14.

13.           Relationship

Nothing contained in this Agreement shall be construed to create a joint venture, partnership or employment relationship between the parties. Except as specified herein, neither party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of the other party.

14.           Entire Agreement

This Agreement represents the entire agreement and understanding of the parties as to the matters set forth and integrates all prior discussions or understandings between them as the subject matter of this Agreement. This Agreement may only be modified or amended in writing by an instrument signed by an authorized representative of Licensor and Licensor, respectively.

15.           Counterparts

This Agreement may be signed in one or more counterparts, each of which shall be considered an original but together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the effective date first above written.

LICENSOR:                                                                                     LICENSEE:
KING MEDIA, INC.                                                                        MEDIFIRST SOLUTIONS, INC.

By: s/ Debra Schoengood                                                              By:  s/ Bruce J. Schoengood
Name: Debra Schoengood                                                             Name: Bruce J. Schoengood
Title: President                                                                                Title: President/Chief Executive Officer

EXHIBIT A

SUCCESSFUL CHILD MAGAZINE

Publication rights to title, trademark, right to print magazines, books, tabloids, e-books, comics, calendars,  websites, mobile apps,  IPTV, games, toys, clothing